Exhibit 99.1

Mobile Satellite Ventures LP

Consolidated Balance Sheets

(In Thousands)

	June 30, 2006	December 31, 2005

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$372,200	$59,925
Investments	134,782	52,278
Restricted cash	20	1,664
Accounts receivable, net of allowance of $50 and $103, respectively	5,968	3,370
Management fee due from TerreStar	320	769
Inventory	1,663	710
Prepaid expenses and other current assets	946	1,090

Total current assets	515,899	119,806

Restricted cash, long-term	2,350	4,600
Property and equipment, net	8,733	10,600
Satellite under construction	27,599	—
Intangible assets, net	57,346	61,958
Goodwill	17,498	16,936
Debt issuance costs, net	12,749	—
Other assets	3,018	2,884

Total assets	$645,192	$216,784

Liabilities and partners’ equity
Current liabilities:
Accounts payable and accrued expenses	$6,058	$6,974
Vendor note payable, current portion	236	225
Other current liabilities	118	74
Deferred revenue, current portion	4,918	4,538

Total current liabilities	11,330	11,811

Senior secured discount notes, net	451,700	—
Vendor note payable, net of current portion	350	470
Deferred revenue, net of current portion	23,343	23,243

Total liabilities	486,723	35,524
Commitments and contingencies
Partners’ equity:
MSV general partner	—	—
MSV limited partners	160,097	186,803
Deferred compensation	—	(4,420)
Accumulated other comprehensive loss	(1,628)	(1,123)

Total partners’ equity	158,469	181,260

Total liabilities and partners’ equity	$645,192	$216,784

See accompanying notes to consolidated financial statements.

Mobile Satellite Ventures LP

Consolidated Statements of Operations (Unaudited)

(In Thousands)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues:
Services and related revenues	$6,900	$6,587	$13,238	$13,293
Equipment sales and other revenues	2,455	873	4,260	1,357

Total revenues	9,355	7,460	17,498	14,650
Operating expenses:
Satellite operations and cost of services (exclusive of depreciation and amortization shown separately)	5,759	3,654	10,794	7,327
Next generation expenditures (exclusive of depreciation and amortization shown separately)	6,394	2,818	10,740	8,592
Sales and marketing	726	562	1,428	1,281
General and administrative	3,405	4,069	9,844	8,950
Depreciation and amortization	3,319	3,745	7,184	8,322

Total operating expenses	19,603	14,848	39,990	34,472

Loss from continuing operations before other income (expense)	(10,248)	(7,388)	(22,492)	(19,822)
Other income (expense):
Interest income	6,398	766	7,614	1,397
Interest expense	(14,928)	(29)	(15,282)	(59)
Management fee from TerreStar	409	600	1,060	600
Other, net	284	20	314	10

Loss from continuing operations before cumulative effect of change in accounting principle	(18,085)	(6,031)	(28,786)	(17,874)
Loss from TerreStar discontinued operations	—	(692)	—	(9,553)

Loss before cumulative effect of change in accounting principle	(18,085)	(6,723)	(28,786)	(27,427)
Cumulative effect of change in accounting principle	—	—	—	724

Net loss	$(18,085)	$(6,723)	$(28,786)	$(26,703)

See accompanying notes to consolidated financial statements.

Mobile Satellite Ventures LP

Consolidated Statements of Cash Flows (Unaudited)

(In Thousands)

	Six months ended June 30,
	2006	2005
Operating activities
Net loss	$(28,786)	$(26,703)
Loss from TerreStar discontinued operations	—	9,553

Loss from continuing operations	(28,786)	(17,150)
Adjustments to reconcile net loss to net cash used in operating activities:
TerreStar discontinued operations	—	113
Cumulative effect of change in accounting principle	—	(724)
Depreciation and amortization	7,184	8,322
Amortization of debt issuance costs and debt discount	15,252	—
Equity-based compensation expense	6,288	6,220
Loss on forfeiture of performance bond	2,250	—
Non-cash interest income	(1,000)	—
Other, net	(232)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,522)	(371)
Management fee due from TerreStar	449	(1,376)
Inventory	(953)	217
Prepaid expenses and other assets	(550)	(124)
Accounts payable and accrued expenses	(1,063)	(80)
Other current liabilities	44	89
Deferred revenue	(435)	(2,473)

Net cash used in operating activities	(4,074)	(7,337)

Investing activities
Purchase of property and equipment, and satellite under construction	(26,421)	(202)
Release (restriction) of cash	1,644	(6,076)
Purchases of investments	(141,243)	—
Proceeds from sales of investments	59,739	—

Net cash used in investing activities	(107,439)	(6,278)

Financing activities
Proceeds from issuance of senior secured discount notes, net	436,170	—
Payment of debt issuance costs	(13,070)	—
Principal payment on vendor note payable	(110)	(101)
Proceeds from exercise of options	293	—

Net cash provided by financing activities	423,283	(101)

Effect of exchange rates on cash and cash equivalents	505	(173)

Net increase (decrease) in cash and cash equivalents	312,275	(13,889)
Cash and cash equivalents, beginning of period	59,925	129,124

Cash and cash equivalents, end of period	$372,200	$115,235

Supplemental information
Cash paid for interest	$25	$39

See accompanying notes to consolidated financial statements.

Mobile Satellite Ventures LP

Notes to Consolidated Financial Statements (Unaudited)

1. Nature of Business and Basis of Presentation

Mobile Satellite Venture LP’s predecessor company, Motient Satellite Ventures LLC, was organized as a limited liability company pursuant to the Delaware Limited Liability Company Act on June 16, 2000. On December 19, 2000, Motient Satellite Ventures LLC changed its name to Mobile Satellite Ventures LLC (MSV LLC). On November 26, 2001, MSV LLC was converted into a limited partnership, Mobile Satellite Ventures LP (MSV or the Company), subject to the laws of the state of Delaware. In February 2002, the Company established TerreStar Networks Inc. (TerreStar), a wholly owned subsidiary, to develop business opportunities related to the planned receipt of certain licenses in the S-band radio frequency band (see Note 5). On May 11, 2005, holders of the Company’s limited partnership units exercised previously distributed rights to acquire all of the shares of TerreStar owned by the Company. As a result of this transaction, TerreStar is no longer a subsidiary of the Company. The assets and liabilities and operating performance of the TerreStar business are classified as TerreStar discontinued operations in the accompanying consolidated financial statements (see Note 5).

The Company provides mobile satellite and communications services to individual and corporate customers in the United States and Canada via its own satellite and leased satellite capacity. The Company is also engaged in planning, developing, and constructing a next generation integrated satellite-based network. The Company’s operations are subject to significant risks and uncertainties including technological, competitive, financial, operational, and regulatory risks associated with the wireless communications business. Uncertainties also exist regarding the Company’s ability to raise additional debt and equity financing and the ultimate profitability of the Company’s proposed next generation integrated satellite-terrestrial network. The Company will require substantial additional capital resources to construct its next generation integrated satellite-terrestrial network.

The accompanying unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and all variable interest entities for which the Company is the primary beneficiary prepared in accordance with accounting principles generally accepted in the United States (GAAP). All intercompany accounts are eliminated upon consolidation.

In the Company’s opinion, the accompanying unaudited consolidated financial statements reflect all necessary adjustments, consisting of only normal and recurring nature, necessary for fair presentation of the financial position and results of operations for the periods presented. Operating results for the three and six months ended June 30, 2006 are not necessarily indicative of the results to be expected for any subsequent interim period or for the fiscal year. The accompanying condensed consolidated financial statements are unaudited and should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2005.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates affecting the consolidated financial statements include management’s judgments regarding the allowance for doubtful accounts, useful lives for its long-lived assets, future cash flows expected from long-lived assets, accrued expenses, the fair value of the Company’s limited partnership units for purposes of accounting for equity-based compensation. Actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue primarily through the sale of wireless airtime service and equipment. The Company recognizes revenue when the services are performed or delivery has occurred, evidence of an arrangement exists, the fee is fixed and determinable, and collectibility is probable. The Company receives activation fees related to initial registration for retail customers. Revenue from activation fees is deferred and recognized ratably over the customer’s contractual service period, generally one year. The Company records equipment sales upon transfer of title and accordingly recognizes revenue upon shipment to the customer.

Next Generation Expenditures

The Company classifies costs it incurs related to the development and deployment of its next generation integrated satellite-terrestrial network as next generation expenditures in the accompanying consolidated statements of operations in order to distinguish these costs from the costs related to its existing satellite-only Mobile Satellite Service (MSS). Next generation expenditures include costs associated with the Company’s next generation integrated satellite-terrestrial network as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Employee-related costs	$2,076	$1,323	$4,154	$3,865
Legal and regulatory fees	3,130	669	4,094	1,494
Research and development expenses	105	459	347	2,296
Professional and consulting expenses	658	333	1,089	664
Patent costs and fees	425	34	1,056	273

Total next generation expenditures	$6,394	$2,818	$10,740	$8,592

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income (loss) refers to gains and losses that under GAAP are included in comprehensive income (loss), but excluded from net income (loss).

The components of other comprehensive loss were as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net loss	$(18,085)	$(6,723)	$(28,786)	$(26,703)
Unrealized gain in market value of derivative instruments	—	(24)	—	(36)
Foreign currency translation adjustment	(572)	(329)	(505)	(356)

Comprehensive loss	$(18,657)	$(7,076)	$(29,291)	$(27,095)

Equity-Based Compensation

In December 2001, the Company adopted a unit option incentive plan (Unit Option Incentive Plan), which allows for the granting of options and other unit based awards to employees and directors upon approval by the Board of Directors. Options to acquire units generally vest over a three-year period and have a 10-year life. As of June 30, 2006, the total options or other unit based awards available for grant were 6.5 million.

In periods prior to January 1, 2006, the Company accounted for employee equity-based compensation using the intrinsic value method as prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. The Company has granted options with exercise prices less than the fair market value of the units underlying employee options on the date of grant. The Company accounted for equity-based compensation awarded to non-employees as prescribed in SFAS

No. 123, Accounting for Stock issued to Employees, and its related interpretations. In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123, supersedes APB Opinion No. 25, and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company adopted SFAS No. 123(R) using the prospective method, as the Company previously used the minimum-value method for disclosure purposes. The new standard was adopted by the Company on January 1, 2006. The Company recognizes equity-based compensation expense on a straight-line basis over the requisite service period for the entire award. Upon the adoption of SFAS No. 123(R), the Company reclassified the deferred compensation of $4.4 million as of December 31, 2005 to MSV Limited Partners equity.

The fair value of each equity-based award is estimated on the date of grant using the Black-Scholes-Merton option valuation model. The assumptions used in the Black-Scholes-Merton model were determined as described below. As the Company’s equity securities are not publicly traded, management used the median historical volatility of the public securities of three comparable companies. Those companies were selected as their value is predominantly derived from similar asset holdings. Using this methodology, the weighted average volatility for grants made during the six months ended June 30, 2006 was 47.7%. The expected term of option awards was determined using the “short-cut approach” prescribed by Staff Accounting Bulletin Topic 14.D.2, as the Company does not believe its historical data is sufficient or reliable for purposes of estimating the expected term of new grants. Based on the “short-cut approach” the estimated term was calculated to be six years. During the six months ended June 30, 2006, the risk-free rate ranged from 4.2% to 4.8% and was based on U.S. Treasury yields for securities with similar terms. The Company assumed a dividend rate of 0%.

Additionally, as an input to the determination of the fair value of equity-based awards, the Company determines the fair value of units underlying the equity-based awards (Limited Investor Units), which requires complex and subjective judgments. The Company utilized a market approach to estimate the fair value of Limited Investor Units at each date on which equity-based awards were granted. The market approach uses an analysis of the observable market price of equity instruments for companies with similar assets and businesses. The Company estimated the value of a Limited Investor Unit based on the values implied for partnership units (Common Units) held by limited partners, which hold significant interests in the Company, and whose equity securities are publicly traded. In order to derive the amount of the publicly traded security’s value attributable to the Common Units, the Company used a market approach to estimate the value of other equity investments and assets owned by the respective limited partner, and therefore included in the public equity value of those securities. The Company made adjustments to account for the differences in volatility and liquidity between the publicly traded reference securities and a private Common Unit. The Company determined the estimated value of a Limited Investor Unit by making further adjustments to account for differences in rights attributable to a Common Unit as compared to those of a Limited Investor Unit. There is inherent uncertainty in making these judgments and estimates.

The Company will continue to record equity-based compensation expense for unvested options that were outstanding as of December 31, 2005 under the intrinsic value method under APB Opinion No. 25. Such compensation totaled approximately $188,000 for the six months ended June 30, 2006. In addition, for the six months ended June 30, 2006, the Company recognized compensation expense of $951,000 for grants of TerreStar options to certain employees of the Company made prior to the spin-off of TerreStar (see Note 5). For all options granted subsequent to January 1, 2006, the Company recorded equity-based compensation expense under the provisions of SFAS No. 123(R), which was approximately $1.5 million for the six months ended June 30, 2006. Additionally, during the three months ended March 31, 2006 approximately $3.5 million of compensation expense was recorded under SFAS No. 123(R) related to the modification of an executive’s employment agreement (see Note 4).

The total compensation expense recorded during the six months ended June 30, 2006 and 2005 was approximately $6.3 million and $6.2 million, respectively, for all equity-based awards accounted for under either SFAS No. 123(R) or APB Opinion No. 25, as appropriate. The adoption of SFAS No. 123(R) did not impact the Company’s cash flows.

The Company’s option activity under the Unit Option Incentive Plan as of June 30, 2006 and changes during the six months then ended follows:

Unit Options	Number of Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at January 1, 2006	4,987,205	$9.49
Granted	514,000	56.33
Canceled	(43,050)	49.19
Exercised	(45,455)	6.45

Outstanding at June 30, 2006	5,412,700	$13.70	7.31

Exercisable at June 30, 2006	3,925,750	$7.22	6.90

The weighted-average grant-date fair value was $19.76 during the six months ended June 30, 2006 and the weighted average intrinsic value during the six months ended June 30, 2005 was $11.72. The total intrinsic value of options exercised during the six months ended June 30, 2005 and 2006 was $0 and $1.7 million, respectively. The aggregate intrinsic value of options outstanding as of June 30, 2006 was approximately $217.1 million. As of June 30, 2006, the total compensation cost related to non-vested unit options not yet recognized was approximately $10.1 million, which is expected to be recognized over the weighted-average period of approximately 2.25 years.

The Company’s restricted unit activity under the Unit Option Incentive Plan as of June 30, 2006 and changes during the six months then ended follows:

Restricted Units	Number of Units
Restricted units outstanding at January 1, 2006	—
Granted	50,000

Restricted units as of June 30, 2006	50,000

Approximately $144,000 of equity-based compensation expense was recorded in the six months ended June 30, 2006 for the award of 50,000 restricted units to an executive. This restricted unit award is accounted for under the provisions of SFAS 123(R) and is recognized as a liability and included in accounts payable and accrued expenses in the accompanying consolidated balance sheets. This restricted unit award will vest over five years; 20,000 units will vest after the second anniversary of the grant date and 10,000 units will vest annually thereafter, subject to certain acceleration provisions. As the restricted unit award vests, the Company is obligated to issue restricted units (or successor equity), if such restricted units or successor equity are then publicly traded. If the restricted units or successor equity are not publicly traded, payment equal to fair value shall be in cash, unless agreed otherwise.

The weighted average grant date fair value of restricted unit grants made during six months ended June 30, 2006 was $33.60. As of June 30, 2006, the total estimated equity-based compensation expense related to non-vested unit options not yet recognized is approximately $1.5 million, which is expected to be recognized over a period of 4.5 years. This amount may increase or decrease based on the fair value of the Company’s partnership units, as the award is “marked to market” at the end of each reporting period.

2. Long-Term Debt

The table below shows the components of the Company’s long-term debt as of the dates indicated.

	As of June 30, 2006	As of December 31, 2005
Senior secured discount notes, net	$451,700	$—
Vendor note payable, net of current portion	350	470

Total long term debt	$452,050	$470

In February 2003, the Company entered into an agreement with a satellite communications provider that is a related party (the Vendor) for the construction and procurement of a ground station. The Vendor provided financing for this project totaling approximately $1.0 million at an interest rate of 9.5%.

In March 2006, the Company and its wholly-owned subsidiary, MSV Finance Co., a Delaware corporation, issued Senior Secured Discount Notes, with an aggregate principal amount of $750.0 million at maturity, generating gross proceeds of $436.2 million. The Company and MSV Finance Co. are jointly and severally liable for all obligations under the Senior Secured Discount Notes. All of the Company’s domestic subsidiaries, Mobile Satellite Ventures Corp. (a Canadian subsidiary) and Mobile Satellite Ventures (Canada) Inc. (MSV Canada), a consolidated variable interest entity for which the Company is the primary beneficiary, jointly and severally guarantee the Senior Secured Discount Notes. Interest on the notes will accrete from the issue date at a rate of 14.0% per annum, until they reach full principal amount at April 1, 2010). The Company will be required to accrue and pay cash interest on the notes for all periods after April 1, 2010 at a rate of 14.0% per annum, and cash interest payments will be payable in arrears semiannually on April 1 and October 1, commencing on October 1, 2010. The Senior Secured Discount Notes will mature on April 1, 2013. The Company may redeem some or all of the Senior Secured Discount Notes anytime after April 1, 2010 at a redemption price starting at 107% of the accreted value of the Senior Secured Discount Notes and declining to par after April 1, 2012. In addition, at any time before April 1, 2009, the Company may redeem up to 35% of the aggregate principal amount at maturity of the Senior Secured Discount Notes with the net proceeds of certain equity offerings at a redemption price equal to 114.0% of the accreted value of the Senior Secured Discount Notes plus interest, if any, if at least 65% of the originally issued aggregate principal amount of the Senior Secured Discount Notes remain outstanding. At any time before April 1, 2010, the Company may redeem all or a portion of the Senior Secured Discount Notes on one or more occasions at a redemption price equal to 100% of the accreted value plus a premium computed using a discount rate equal to the rate on United States Treasury securities maturing on or about April 1, 2010 plus 50 basis points. Upon the occurrence of certain change of control events, each holder of Senior Secured Discount Notes may require the Company to repurchase all or a portion of its Senior Secured Discount Notes at a price of 101% of the accreted value, plus, after April 1, 2010, accrued interest. The Senior Secured Discount Notes are secured by substantially all of the Company’s assets and rank equally in right of payment with the Company’s vendor note payable.

The terms of the Senior Secured Discount Notes require the Company to comply with certain covenants that restrict some of the Company’s corporate activities, including the Company’s ability to incur additional debt, pay dividends, create liens, make investments, sell assets, make capital expenditures, repurchase equity or subordinated debt, and engage in specified transactions with affiliates. In the event that the Company incurs additional debt not otherwise permitted under the terms of the Senior Secured Discount Notes, it is required to maintain a minimum leverage ration of 6.0 to 1.0. Noncompliance with any of the covenants without cure or waiver would constitute an event of default under the Senior Secured Discount Notes. An event of default resulting from a breach of a covenant may result, at the option of the lenders, in an acceleration of the principal and interest outstanding. The Senior Secured Discount Notes also contain other customary events of default (subject to specified grace periods), including defaults based on events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due. The Company was in compliance with the covenants of the Senior Secured Discount Notes as of June 30, 2006.

In connection with the closing of the Senior Secured Discount Notes in March 2006, the Company incurred approximately $13.1 million in financing costs. These financing costs were deferred and are being amortized using the effective interest method over the life of the Senior Secured Discount Notes.

3. Regulatory Matters

During 2001, Motient Corporation (Motient) applied to the Federal Communications Commission (FCC) to transfer licenses and authorizations related to its L-Band MSS system to MSV. This transfer was approved in November 2001. In connection with this application, Motient sought FCC authority to launch and operate a next generation integrated satellite-terrestrial network that will include the deployment of satellites and terrestrial base stations operating in the same frequencies. In February 2003, the FCC adopted general rules based on the Company’s proposal to develop a next generation integrated satellite-terrestrial network, subject to the requirement that the Company file an additional application for a specific ancillary terrestrial component (ATC) consistent with the broader guidelines issued in the February 2003 order.

The Company believes that the ruling allows for significant commercial opportunity related to the Company’s next generation integrated satellite-terrestrial network. Both proponents and opponents of ATC, including the Company, asked the FCC to reconsider the rules adopted in the February 2003 order. Opponents of the ruling advocated changes that could adversely impact the Company’s business plans. The Company also sought certain corrections and relaxations of technical standards that would further enhance the commercial viability of the next generation integrated satellite-terrestrial network. The FCC issued an order on reconsideration of the February 2003 order in February 2005. The FCC granted some of the corrections and relaxations of technical standards the Company has advocated and has rejected the requests for changes advocated by opponents of the FCC’s February 2003 order.

In November 2003, the Company applied for authority to operate ATC in conjunction with the current and next generation satellites of MSV and MSV Canada. The FCC’s International Bureau granted this authorization, in part, in November 2004 and deferred certain issues to the FCC’s rule-making proceeding, which was resolved in February 2005. One opponent of the Company’s application has asked the FCC to review the Company’s ATC authorization. This challenge is pending. The Company has also filed an application to modify its ATC authorization. Only one party has filed comments in opposition to this application. This application is pending. The Company also received authorization to construct, launch, and operate two satellites from the FCC. MSV Canada has also received authorization from Industry Canada to construct, launch, and operate a satellite. Pursuant to the existing satellite licenses, MSV and MSV Canada must meet certain milestone dates for two North American satellites. In January 2006, MSV entered into a contract with Boeing to construct three satellites, one of which was designated to fulfill a South American authorization held by MSV, and the other two as required by the FCC and Industry Canada milestone requirements for the North American satellite authorizations. The FCC has ruled that MSV is compliant with this milestone requirement. One party has challenged this finding. Industry Canada has ruled that MSV Canada has met its first milestone with regard to design specifications.

There can be no assurance that, following the conclusion of the rule-making and the other legal challenges, the Company will have authority to operate a commercially viable next generation integrated satellite-based network.

4. Commitments and Contingencies

Leases

In February 2006, the Company entered into an amended and restated lease agreement, which is accounted for as an operating lease that provides for, among other things, an extension of the term and expansion of its premises in Reston, Virginia. As a result of this amendment, the Company’s lease obligations are as follows for the years ending December 31, (in thousands):

2006	$1,905
2007	2,046
2008	2,025
2009	1,703
2010	1,751
Thereafter	298

$9,728

L-Band Satellite System Contract

The Company has entered into a fixed price contract with Boeing Satellite Systems Inc. (Boeing) to construct a satellite system that consists of a space segment and ground segment. Boeing is responsible for the comprehensive design, development, construction, manufacturing, testing, and installation of the satellite system, providing satellite launch support and other services related to mission operations and system training.

Under the terms of the contract, MSV will purchase up to three satellites with an option for one additional satellite that must be exercised no later than July, 1, 2008. Each satellite is contracted to have a mission life of 15 years with a portion of the contract value payable if certain performance incentives are met, paid over the intended 15-year operating life. Under the Company’s contract with Boeing, Boeing has a first lien on each satellite and related work until title and risk of loss transfers to the Company upon launch.

On May 19, 2006 the Company entered into a letter agreement outlining the terms of an amendment to its satellite construction contract with Boeing. These restructured terms contemplate changes in the construction, delivery, and operational schedule for the three satellite-based networks such that Boeing is constructing two satellites on an accelerated schedule and incorporating the ability for MSV to defer the construction start and the associated payments related to the third satellite. Such letter agreement, when finalized, may result in the potential loss of certain amounts that have been previously capitalized, although management believes that such potential loss is not probable, and if such loss were to occur, would not have a material impact on the Company’s financial position or results of operations. The two North American satellites have been accelerated by approximately 8 months and the South American satellite (MSV-SA) has been moved to the third delivery position. As a result of this letter agreement, the Company surrendered its FCC authorization for MSV-SA to the FCC. To pursue construction and delivery of MSV-SA on the amended schedule, the Company will be required to obtain a new FCC authorization for such satellite. In connection with the surrender of the license, MSV anticipates it will forfeit the $2.25 million remaining balance on the performance bond associated with that authorization. This resulted in a write-off of $2.25 million of the restricted cash balance in June 2006, which is included in next generation expenditures in the accompanying consolidated statements of operations.

If the Company elects to terminate the Boeing contract in whole or in part, the Company will be subject to termination liability charges that are in excess of contractual payments made prior to the termination date. The additional termination charges vary based upon the portion of the program being terminated and the state of completion of the terminated portion. In-part termination charges are spread over the remaining satellite payment milestones, while a full program termination charge is due upon termination. Upon execution of the amendment described above, MSV expects these charges after July 9, 2006, will range from approximately $25 million to $160 million, declining in late 2007. If MSV elects not to start full construction on MSV-SA prior to November 8, 2007, it will be considered an in-part termination. The Company also has an option to defer certain contractual payments with any deferrals to be repaid in full prior to satellite shipment.

The Company has continued to make payments to Boeing under the original contract, as accelerated, and contemplated in the letter agreement. As a result of the amendment there will be a revised payment plan. MSV expects future maximum contractual payments under this contract, including all potential performance incentives and related interest payments on the incentives, not including options or full construction for MSV-SA, are as follows for the years ended December 31, (in thousands):

2006	$88,360
2007	267,270
2008	190,690
2009	74,970
2010	14,056
Thereafter	178,532

$813,878

Litigation and Claims

The Company is periodically a party to lawsuits and claims in the normal course of business. While the outcome of the lawsuits and claims against the Company cannot be predicted with certainty, management believes that the ultimate resolution of the matters will not have a material adverse effect on the financial position or results of operations of the Company.

Executive Employment Agreements

Certain executives have employment agreements that provide for severance and other benefits, as well as acceleration of option vesting in certain circumstances following a change of control, as defined. The agreement for one executive entitles that executive to a severance payment equal to 1.5 times the executive’s prior-year salary and bonus as well as acceleration of vesting for options currently held by the executive, should the executive terminate employment within the period defined in the agreement (originally six months following a change of control). During 2005, the Company’s Compensation Committee of the Board of Directors determined that a “Change of Control” of the Company, as defined in the Unit Option Incentive Plan, had occurred. This interpretation was related to Motient’s acquisition, in February 2005, of MSV interests previously held by other MSV limited partners. Based on the Change of Control, this executive could terminate employment and trigger the severance and option vesting portions of the executive agreement.

On February 9, 2006 the Compensation Committee of the Board of Directors approved a modification to the agreement to extend the executive’s ability to exercise this Change of Control provision to February 9, 2007. Under SFAS No.123(R), this modification triggered the recognition of expense during the three months ended March 31, 2006 of approximately $3.4 million during the six months ended June 30, 2006. The executive has not elected to terminate employment, and accordingly, no amounts have been accrued for a severance payment.

Other Agreements

In September 2005, the Company entered into an agreement with a third-party that will provide the Company with rights to the use of certain intangible assets in future periods. The Company has prepaid approximately $3.0 million related to this agreement, $2.7 million of which is included in other assets, net of amortization, and $150,000 included in prepaid expenses and other current assets as of June 30, 2006, in the accompanying consolidated balance sheets. The Company has also agreed to provide additional annual payments of approximately $158,000 for the remainder of the contract. The Company is amortizing the costs of the contract ratably over the 20-year term of the agreement.

5. TerreStar Discontinued Operations

In February 2002, the Company established TerreStar Networks Inc. (TerreStar), as a wholly owned subsidiary, to develop business opportunities related to the planned receipt of certain licenses in the S-band. TMI Communications and Company, Limited Partnership (TMI) holds the approval in principle issued by Industry Canada for an S-Band space station authorization and related spectrum licenses for the provision of

MSS in the S-band as well as an authorization from the FCC for the provision of MSS in the S-band. These authorizations are subject to FCC and Industry Canada milestones relating to construction, launch, and operational date of the system. TMI plans to transfer the Canadian authorization to an entity that is eligible to hold the Canadian authorization and in which TerreStar and/or TMI will have an interest, subject to obtaining the necessary Canadian regulatory approvals.

On May 11, 2005, holders of the Company’s Limited Partnership units exchanged previously distributed rights to acquire all of the shares of TerreStar owned by the Company. As a result of this transaction, TerreStar is no longer a subsidiary of the Company. The assets and liabilities and operating results of the TerreStar business are classified as TerreStar discontinued operations in the accompanying consolidated financial statements.

6. MSV Exchange Transactions

On May 8, 2006, certain of the Company’s limited partners announced that they had executed definitive agreements with certain other limited partners that, upon closing, would result in the consolidation of ownership and control of the Company and its general partner by SkyTerra Communications, Inc. (SkyTerra). Upon the closing of such transactions, SkyTerra will issue 39.6 million shares of its common stock to affiliates of Motient, Columbia Capital, Spectrum Equity and the minority stakeholders in the MSV Investors LLC in exchange for approximately 14.2 million limited partnership interests of the Company and all of the common stock of the Company’s general partner currently held by these parties, resulting in SkyTerra owning 52% of the Company, on a fully diluted basis, and 78% of the Company’s corporate general partner. Motient intends to distribute approximately 25.5 million shares of SkyTerra common stock that it receives to its common stockholders as soon as practicable following the closing of such transaction. Motient will also receive the right to exchange, at a later date, its remaining 6.7 million limited partnership interests of the Company for approximately 18.9 million shares of SkyTerra’s common stock. Following these transactions, SkyTerra will own approximately 70% of the Company and 78% of the Company’s corporate general partner, on a fully diluted basis. These transactions are subject to regulatory approval, which is currently pending. Upon completion of these transactions, TerreStar has indicated that a Change of Control of TerreStar will occur and all outstanding TerreStar stock options will be fully vested. As a result, the Company would incur approximately $1.3 million of equity-based compensation expense for TerreStar options issued to certain employees before the spin-off of TerreStar (see Note 1).

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

All statements other than statements of historical facts included in this report, regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements, including those set forth below under this “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this report. These statements are based on the beliefs and assumptions of our management and on the information currently available to our management at the time of such statements. Forward looking statements generally can be identified by the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions that indicate future events and trends. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. Forward-looking statements speak only as of the date of this report. We will not update these statements unless the securities laws require us to do so. Factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected include, among others:

•	the ability to obtain financing to fund growth and generate cash flows to cover the cost of such financing;

•	adverse changes in general economic conditions or in the markets we serve;

•	changes in our business strategies;

•	market acceptance and demand for our new and unproven services;

•	the willingness and availability of strategic partners and/or third parties to develop, construct and market devices compatible with our services;

•	technical or manufacturing delays or failures in completing our next generation integrated satellite-terrestrial network;

•	failures or anomalies in our existing satellite network;

•	technological changes affecting the cost of alternative services to our network;

•	risks associated with competition, including the financial resources of competitors and the introduction of new competing products;

•	costs associated with and ability to protect our proprietary information and intellectual property rights;

•	changes in laws and regulations, or changes in the administration of such laws and regulations;

•	the ability to obtain and/or maintain regulatory approvals in the United States and Canada;

•	the effect of various litigation that arise from time to time in the ordinary course of business; and

•	the impact on our next generation integrated satellite-terrestrial network of natural catastrophes, including damage to our satellites from electromagnetic storms or collisions with other objects in space, and/or man-made disasters.

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes thereto.

Overview

We are developing an integrated satellite and terrestrial communications network to provide ubiquitous wireless broadband services, including Internet access and voice services, in the United States and Canada. Using an all-IP, open architecture, we believe our network will provide significant advantages over existing wireless networks. Such potential advantages include higher data speeds, lower costs per bit and flexibility to support a range of custom IP applications and services. Our current business plan envisions a “carrier’s carrier” wholesale model whereby our strategic partners and other wholesale customers can use our network to provide differentiated broadband services to their subscribers. We believe our planned open network, in contrast to legacy networks currently operated by incumbent providers, will allow distribution and other strategic partners to have open network access and create a wide variety of custom applications and services for consumers.

We currently offer a range of mobile satellite services (MSS) using two geostationary satellites (GEOs) that support the delivery of data, voice, fax and dispatch radio services. We are licensed by the United States and Canadian governments to operate in the L-band spectrum which we have coordinated for our use. We currently have coordinated approximately 30 MHz of spectrum throughout the United States and Canada. In operating our next generation integrated satellite-terrestrial network, we plan to allocate the use of spectrum between satellite and terrestrial service. Our spectrum footprint covers a total population of nearly 330 million. Our spectrum occupies a portion of the L-band and is positioned between the frequencies used today by terrestrial wireless providers in the United States and Canada. We were the first MSS provider to receive a license to operate an ancillary terrestrial component (ATC) network from the FCC. We were a major proponent of the FCC’s February 2003 and February 2005 ATC and ATC Reconsideration Orders, both of which were adopted on a bipartisan, 5-0 basis. These ATC licenses permit the use of our L-band satellite frequencies in the operation of an advanced, integrated network capable of providing wireless broadband on a fixed, portable and fully mobile basis.

Current Business

We currently provide switched and packet data service to approximately 30,000 units in service through a retail sales channel that includes a direct sales force, dealers and resellers. Many of these users are federal, state and local agencies involved in public safety and security that depend on our system for redundant and ubiquitous wireless services during daily operations and in the case of emergencies.

In addition to offering managed services to our core direct customer base, we also sell bulk capacity on a wholesale basis to service provider partners for special purpose networks. We provide service to approximately 170,000 more units in service through these indirect channels. A majority of these indirect users access our network for fleet management and asset tracking services through companies including Geologic Solutions, Inc., Wireless Matrix Corporation, Transcore Holdings, Inc. and SkyBitz, Inc.

We provide service in the United States and Canada using two nearly identical satellites. The first satellite is located at 101° WL. The second satellite, formerly owned by TMI and now owned by MSV Canada, is located at 106.5° WL.

Company Structure

We conduct our business primarily through Mobile Satellite Ventures LP, a Delaware limited partnership, and through our wholly-owned Canadian subsidiary Mobile Satellite Ventures Corp. (MSV Corp.), a Nova Scotia unlimited liability company. Our intellectual property is predominantly held by our wholly-owned subsidiary, ATC Technologies, LLC, a Delaware limited liability company. We have access to a Canadian L-band license held by Mobile Satellite Ventures (Canada) Inc. (MSV Canada), an Ontario corporation in which we hold combined direct and indirect ownership interests of 46.7%, through a capacity lease and other contractual rights. Our United States L-band spectrum license and satellite authorization, as well as the FCC licenses related to use, in the United States, of the Canadian licensed frequencies held by MSV Canada are held by a wholly-owned subsidiary, Mobile Satellite Ventures Subsidiary LLC, a Delaware limited liability company.

We also wholly-own MSV International, LLC, a Delaware limited liability company, for the purpose of pursuing business opportunities related to South America, along with two other wholly-owned subsidiaries organized for the purpose of pursuing future international and domestic business opportunities, which have no material current activity.

TerreStar

In February 2002, we established TerreStar Networks, Inc. (TerreStar) as a wholly-owned subsidiary to develop business opportunities related to the proposed receipt of certain licenses in the S-band. On May 11, 2005, we distributed all of the outstanding shares of common stock of TerreStar to our limited partners. The distribution was recorded at book value. Subsequent to the spin-off, as we no longer have an ownership interest in TerreStar, the results of TerreStar from its inception through May 11, 2005 are presented as discontinued operations. In connection with the distribution of our equity interests in TerreStar to our limited partners, we entered into a management services agreement whereby we agreed to provide TerreStar with certain management-related services and other services incident thereto, including, but not limited to, assistance with general management activities, the provision of personnel, as needed, to carry out such general management activities and access to our respective facilities and services related thereto. Also, in connection with the TerreStar distribution, our employees retained their options to acquire shares of TerreStar common stock which continue to vest in accordance with the terms of such options. Continued employment with us will be deemed continued employment with TerreStar for purposes of vesting of such options. We also entered into a license agreement whereby we granted TerreStar a license to use some of our intellectual property for its S-band services.

Potential Consolidation of Ownership

On May 8, 2006, certain of our limited partners announced that they had executed definitive agreements with certain other limited partners that, upon closing, would result in the consolidation of ownership and control of MSV and its general partner in SkyTerra Communications, Inc. (SkyTerra). At the closing of such transaction, SkyTerra will issue 39.6 million shares of its common stock to affiliates of Motient Corporation (Motient), Columbia Capital, Spectrum Equity and the minority stakeholders in MSV Investors LLC in exchange for approximately 14.2 million limited partnership interests of MSV and all of the common stock of our general partner currently held by these parties, resulting in SkyTerra owning 52% of the partnership and 78% of our corporate general partner, on a fully diluted basis. Motient intends to distribute approximately 25.5 million shares of SkyTerra common stock that it receives to its common stockholders as soon as practicable following the closing of such transaction. Motient will also receive the right to exchange, at a later date, its remaining 6.7 million limited partnership interests of the partnership for approximately 18.9 million shares of SkyTerra’s common stock. Following these transactions, SkyTerra will own approximately 70% of the partnership and 78% of our corporate general partner, on a fully diluted basis. These transactions are subject to regulatory approval, which is currently pending.

Results of Operations

Three months ended June 30, 2006 compared to the three months ended June 30, 2005

Revenues

Revenues for the three months ended June 30, 2006 increased to $9.4 million from $7.5 million for the three months ended June 30, 2005, an increase of $1.9 million, or 25%. This increase was attributable to an increase in equipment sales of $1.6 million resulting from the completion and availability of our new mobile satellite terminals (G2) in March, 2006 and an increase in service revenue of $0.3 million.

Operating Expenses

Satellite Operations and Cost of Services

Satellite operations costs and cost of services include expenses related to the operation of our satellite wireless network including personnel related expenses, facility costs, and the cost of equipment sold. Operations costs for the three months ended June 30, 2006 were $5.8 million compared to $3.7 million for the three months ended June 30, 2005, an increase of $2.1 million or 58%. This increase was primarily the result of a $1.5 million increase for cost of equipment sold, due to an increase in equipment sales. Employee related expenses increased $0.6 million and facility and general expenses increased by $0.4 million due to an increase in staffing. Offsetting these increases was a reduction of $0.5 million for telemetry, tracking and control expenses.

Next Generation Expenditures

Next generation expenditures relate to the development and deployment of a next generation integrated satellite-terrestrial network. Next generation expenses increased $3.6 million or 127% to $6.4 million for the three months ended June 30, 2006 from $2.8 million for the three months ended June 30, 2005. During the three months ended June 30, 2006, employee related expenses increased by $0.6 million due to increased staffing. Legal and regulatory expenses increased $2.4 million of which $2.3 million relates to the write-off of our performance bond with the FCC as a result of the relinquishment of our South American satellite authorization. In addition, patent costs increased by $0.4 million.

Sales and Marketing

Sales and marketing costs include the cost of advertising, marketing and promotion, as well as the cost of new product development, relating to our current MSS business. Sales and marketing costs increased $0.1 million or 29% from $0.6 million for the three months ended June 30, 2005 to $0.7 million for the three months ended June 30, 2006, due to an increase in marketing efforts.

General and Administrative Expense

General and administrative expense includes finance, legal and other corporate costs, as well as the salaries and related employee benefits for those employees that support such functions, excluding the costs related to development and deployment of the next generation integrated satellite-terrestrial network. General and administrative expenses for the three months ended June 30, 2006 were $3.4 million compared to $4.1 million for the three months ended June 30, 2005, a decrease of $0.7 million, or 16%. Equity-based compensation expense decreased by $0.6 million, primarily due to the effect of the modification of certain Directors’ options, which was recorded during the three months ended June 30, 3005. In addition, there was a $0.1 million decline in legal fees.

Depreciation and Amortization Expense

Depreciation and amortization expense consists of the depreciation of property and equipment and the amortization of our intangible assets. Our intangible assets and goodwill arose primarily as a result of our 2001 acquisition of the Motient and TMI satellite businesses. Depreciation and amortization expense for the three months ended June 30, 2006 was $3.3 million compared to $3.7 million in the three months ended June 30, 2005, a decrease of $0.4 million as a result of certain assets being fully depreciated in the three months ending June 30, 2006.

Other Income and Expenses

Interest Expense

Interest expense is comprised of the interest paid on our vendor note payable, and amortization of the discount and debt issuance costs on our senior secured discount notes. Interest expense for the three months ended June 30, 2006 increased to $15.0 million from $30,000 for the three months ended June 30, 2005, which was primarily the result of the issuance of senior secured discount notes on March 30, 2006. We expect that our interest expense, and therefore net loss, will continue to increase in 2006 and thereafter based on the accretion.

Interest Income

Interest income relates to interest we earn on cash, cash equivalents, restricted cash and short-term investments. Interest income for the three months ended June 30, 2006 increased to $6.4 million from $0.8 million for the three months ended June 30, 2005, an increase of $5.4 million. This increase was due to interest earned on funds received from issuing senior secured discount notes in March 2006 and to a lesser extent, improved yields on investments.

Management Fee from TerreStar

In connection with the distribution of our equity interests in TerreStar to our limited partners, we entered into a Management Services & Shared Facilities Agreement, whereby we and TerreStar agreed to provide each other with certain management-related services and other services incident thereto, including, but not limited to, shared intellectual property development, assistance with general management activities, the provision of personnel, as needed, to carry out such general management activities as well as access to our respective facilities and services related thereto. The agreement may be terminated by either party with respect to any service upon 60 days’ written notice to the other party. The party receiving any services is obligated to reimburse the providing party for all costs of any services provided, including the portion of employee time associated with the services. For the three months ended June 30, 2006, we recognized $0.4 million of revenue related to services provided to TerreStar under this agreement as compared to $0.6 million of revenue for the three months ended June 30, 2005. The decrease was due to a lower level of research and development activity during the current period and a reduction of management-related services and fees.

Loss from Discontinued Operations

The results of operations of TerreStar, which was spun-off in May 2005 as described above, are reflected in loss from discontinued operations. Loss from discontinued operations was $0.7 million for the three months ended June 30, 2005.

Six months ended June 30, 2006 compared to the six months ended June 30, 2005

Revenues

Revenues for the six months ended June 30, 2006 increased to $17.5 million from $14.7 million for the six months ended June 30, 2005, an increase of $2.8 million, or 19%, due to an increase in equipment sales of $2.8 million resulting from the completion and availability of our new G2 terminal.

Operating Expenses

Satellite Operations and Cost of Services

Operations costs for the six months ended June 30, 2006 were $10.8 million compared to $7.3 million for the six months ended June 30, 2005, an increase of $3.5 million or 47%. This increase was primarily the result of a $2.6 million increase for cost of equipment sold, due to an increase in equipment sales. Employee related expenses increased $1.1 million due to an increase in staffing. Facility and general expenses increased by $0.6 million primarily due to our increased rent expense for our expanded headquarters in Reston, and to a lesser extent, due to increased staffing. Offsetting these increases was a reduction of $0.9 million for telemetry, tracking and control and network maintenance expenses.

Next Generation Expenditures

Next generation expenditures relate to the development and deployment of a next generation integrated satellite-terrestrial network. Next generation expenses increased $2.1 million or 25% to $10.7 million for the six months ended June 30, 2006 from $8.6 million for the six months ended June 30, 2005. During the six months ended June 30, 2006, employee related expenses increased by $1.0 million due to increased staffing. Legal and regulatory expenses increased $2.4 million of which $2.3 million relates to the write-off of our performance bond with the FCC as a result of the relinquishment of our satellite license and patent costs increased by $0.8 million. These increases were offset by a reduction of research and development expenses by $2.0 million.

Sales and Marketing

Sales and marketing costs increased $0.1 million or 12% from $1.3 million for the six months ended June 30, 2005 to $1.4 million for the six months ended June 30, 2006, due to an increase in marketing efforts.

General and Administrative Expense

General and administrative expenses for the six months ended June 30, 2006 were $9.8 million compared to $8.9 million for the six months ended June 30, 2005, an increase of $0.9 million, or 10%. Equity-based compensation expense increased by $1.0 million. The six month period ended June 30, 2005 included $2.5 million of unit-based payment expense resulting from the change of control deemed to have occurred during the period. The six month period ended June 30, 2006 included $3.5 million of unit-based payment expense related to the modification of an executive’s employment agreement.

Depreciation and Amortization Expense

Depreciation and amortization expense for the six months ended June 30, 2006 was $7.2 million compared to $8.3 million in the six months ended June 30, 2005, a decrease of $1.1 million as a result of certain assets being fully depreciated in the six months ending June 30, 2006.

Other Income and Expenses

Interest Expense

Interest expense for the six months ended June 30, 2006 increased to $15.3 million from $0.1 million for the six months ended June 30, 2005, which was primarily the result of the issuance of senior secured discount notes on March 30, 2006. We expect that our interest expense, and therefore net loss, will continue to increase in 2006 and thereafter.

Interest Income

Interest income for the six months ended June 30, 2006 increased to $7.6 million from $1.4 million for the six months ended June 30, 2005, an increase of $6.2 million. This increase was due to interest earned on funds received and invested after issuing the senior secured discount notes in March 2006.

Management Fee from TerreStar

For the six months ended June 30, 2006, we recognized $1.1 million related to services provided to TerreStar as compared to $0.6 million for the six months ended June 30, 2005. As TerreStar was not spun off until May 2005, we received a management fee only for May and June of 2005.

Loss from Discontinued Operations

The results of operations of TerreStar, which was spun-off in May 2005 as described above, are reflected in loss from discontinued operations. Loss from discontinued operations was $9.6 million for the six months ended June 30, 2005.

Liquidity and Capital Resources

Our principal sources of liquidity are our cash, cash equivalents, short-term investments and accounts receivable. Our primary cash needs will be for working capital, capital expenditures and debt service and we believe that our existing cash resources will be sufficient to satisfy our anticipated cash requirements through at least the next 12 months. However, our ability to generate cash in the future is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We have financed our operations through the private placement of debt and equity securities and vendor financing. At June 30, 2006 we had $507.0 million of cash, cash equivalents and short-term investments compared to $112.2 million at December 31, 2005, excluding restricted cash. The outstanding balance on our vendor note payable was $0.6 million on June 30, 2006 compared to $0.7 million at December 31, 2005. The outstanding balance of our Senior Secured Discount Notes issued on March 30, 2006 was $451.7 million on June 30, 2006.

We estimate that the total cost to develop and construct the two satellite components of our next generation integrated satellite-terrestrial network in the United States and Canada, including the costs of the satellites, their launch, launch insurance, and associated ground segment will be approximately $1.1 billion. This estimate does not include approximately $250 million to construct a spare satellite that would not be launched (“ground spare”) but is required by the terms of our FCC authorization. While our ATC authorizations currently contemplate the construction of a ground spare, we expect to apply to the FCC for a waiver of this requirement based on our proposal to use the two new North American satellites as in-orbit spares for each other, replicating the manner in which we operate today with our existing satellites.

In addition, we will require significant additional funds to construct the terrestrial component of our network. We plan to pursue a top 50 market terrestrial footprint, and we expect that each market could require between $20 million and $60 million to establish terrestrial coverage. We estimate that the total cost to deploy the terrestrial portion of the network could range between $500 million and $2.6 billion depending on the choice of air interface technology, the number of markets deployed, the scope of the terrestrial build within each market and the targeted service offering (limited mobile, portable or fully mobile).

Our plan for a South American satellite, for which we have also contracted with Boeing, may cause us to incur additional expenditures of approximately $540 million, depending upon how such a plan is pursued. In May 2006 we entered into a letter agreement outlining the terms of an amendment to our contract with Boeing by accelerating by approximately eight months the construction, launch and operations of the two North American satellites, and deferring the construction and launch schedule for a South American satellite (MSV-SA) to the third delivery position. Such letter agreement, when finalized, may result in the potential loss of certain amounts that have been previously capitalized, although we believe that such potential loss is not probable and if such loss were to occur, would not have a material impact on our consolidated financial position or results of operations. As a result of this letter agreement, we were required to surrender its FCC authorization for MSV-SA to the FCC and forfeit the $2.25 million remaining balance on the performance bond associated with that authorization. To pursue construction and delivery of MSV-SA on the new schedule, we will be required to obtain a new FCC authorization for such satellite, which may not be granted.

The cost of building and deploying our next generation integrated satellite-terrestrial network could exceed these estimates. For example, if we elect to defer payments under our satellite construction contract and/or if we exercise certain options to buy additional satellites or other equipment or services, our costs for the satellite component of our network will increase, possibly significantly. The magnitude of the terrestrial wireless network capital requirement depends upon a number of factors including: choice of wireless technology; target applications (for more limited mobility to full mobility); the general pace of construction; and the efficiency of the business case in the initially deployed markets. We intend to manage the terrestrial wireless build-out to be as success-based as possible, thereby moderating capital requirements. However, we may not have control over each of these factors as our strategy involves working with various strategic and distribution partners who may have varying degrees of influence on these decisions in exchange for capital contributions and other commitments. In all scenarios, we will require significant additional capital, beyond our current resources.

We will need significant additional financing in the future. This additional financing may take the form of loans under a credit facility, the issuance of bonds or other types of debt securities, the issuance of equity securities or a combination of the foregoing. Debt or additional equity financing may not be available when needed on terms favorable to us or at all. Any debt financing we obtain may impose various restrictions and covenants on us which could limit our ability to respond to market conditions, provide for unanticipated capital investments or take advantage of business opportunities. We may also be subject to significant interest expense under the terms of any debt we incur.

We continued to make payments to Boeing under the original contract, as accelerated, and contemplated in the letter agreement. As a result of the letter agreement there will be a revised payment plan. We expect future maximum contractual payments under this contract, including all potential performance incentives and related interest payments on the incentives, not including options or full construction for MSV-SA, are as follows for the years ended December 31, (in thousands):

2006	$88,360
2007	267,270
2008	190,690
2009	74,970
2010	14,056
Thereafter	178,532

$813,878

Senior Secured Discount Notes

In March 2006, we issued Senior Secured Discount Notes, with an aggregate principal amount of $750.0 million at maturity, generating gross proceeds of $436.2 million. Interest on the notes will accrete from the issue date at a rate of 14.0% per annum, until they reach full principal amount at April 1, 2010 (the Senior Secured Discount Notes). All of our domestic subsidiaries, MSV Corp. and MSV Canada, a consolidated variable interest entity for which we are the primary beneficiary, jointly and severally guarantee the Senior Secured Discount Notes. We will be required to accrue and pay cash interest on the notes for all periods after April 1, 2010 at a rate of 14.0% per annum, and cash interest payments will be payable in arrears semiannually on April 1 and October 1, commencing on October 1, 2010. The Senior Secured Discount Notes will mature on April 1, 2013. We may redeem some or all of the Senior Secured Discount Notes anytime after April 1, 2010 at a redemption price starting at 107% of the accreted value of the Senior Secured Discount Notes and declining to par after April 1, 2012. In addition, at any time before April 1, 2009, we may redeem up to 35% of the aggregate principal amount at maturity of the Senior Secured Discount Notes with the net proceeds of certain equity offerings at a redemption price equal to 114.0% of the accreted value of the Senior Secured Discount Notes plus interest, if any, if at least 65% of the originally issued aggregate principal amount of the Senior Secured Discount Notes remain outstanding. At any time before April 1, 2010, we may redeem all or a portion of the Senior Secured Discount Notes on one or more occasions at a redemption price equal to 100% of the accreted value plus a premium computed using a discount rate equal to the rate on United States Treasury securities maturing on or about April 1, 2010 plus 50 basis points. Upon the occurrence of certain change of control events, each holder of Senior Secured Discount Notes may require us to repurchase all or a portion of its Senior Secured Discount Notes at a price of 101% of the accreted value, plus, after April 1, 2010, accrued interest. The Senior Secured Discount Notes are secured by substantially all of our assets and rank equally in right of payment with our vendor note payable.

The terms of the Senior Secured Discount Notes require us to comply with certain covenants that restrict some of our corporate activities, including our ability to incur additional debt, pay dividends, create liens, make investments, sell assets, make capital expenditures, repurchase equity or subordinated debt, and engage in specified transactions with affiliates. In addition, we are required to maintain a minimum leverage ratio of 6.0 to 1.0. Noncompliance with any of the covenants without cure or waiver would constitute an event of default under the Senior Secured Discount Notes. An event of default resulting from a breach of a covenant may result, at the option of the lenders, in an acceleration of the principal and interest outstanding. The Senior Secured Discount Notes also contain other customary events of default (subject to specified grace periods), including defaults based on events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due. We were in compliance with the covenants of the Senior Secured Discount Notes as of June 30, 2006. As of June 30, 2006 we held hedge contracts that totaled $            , all of which were ineffective. We recognized a gain of approximately $80,000 during the six months ended June 30, 2006. We believe that the income or loss resulting from changes in the fair value of such instruments will not have a material impact on our financial position or results of operations in future periods.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (SFAS No. 123(R)), a revision of SFAS No. 123. SFAS No. 123(R) requires entities to recognize compensation expense for all share-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R) using the prospective transition method, as we had primarily used the minimum-value method for disclosure only purposes. Accordingly, we record equity-based compensation expense for all awards granted and modified after January 1, 2006 under the provisions of SFAS No. 123(R). Before January 1, 2006 we accounted for equity-based awards using the intrinsic value method as allowed by Accounting Principles Board (“APB”) Opinion No. 25. We will continue to recognize equity-based compensation expense for all awards granted to employees prior to January 1, 2006 that are unvested on January 1, 2006 based on their intrinsic value on the grant date. For all options granted or modified after January 1, 2006, we will recognize compensation expense based on their fair value. We estimated fair value using the Black-Scholes-Merton pricing model, and assumed a weighted average volatility of 47.7% for the six months ended June 30, 2006, based on our analysis of comparable public companies, including those that hold limited partner interest in MSV. In addition, we recognized equity-based compensation expense of approximately $951,000 for grants of TerreStar options to certain employees made prior to the spin-off of TerreStar for the six months ended June 30, 2006. If the potential consolidation of ownership described above were consummated we expect to incur approximately $1.3 million of equity-based compensation expense for TerreStar options, as a result of accelerated vesting of these options due to a change of control.

As we adopted SFAS No. 123(R) using the prospective method, there is no impact to our financial position as of December 31, 2005 or June 30, 2006. As of June 30, 2006, the total equity-based compensation expense related to non-vested unit options not yet recognized was $10.1 million, which we expect to recognize over the weighted average period of approximately 2.5 years, based on the current vesting schedule. We expect to recognize equity-based compensation expense of $3.0 million during the remainder of 2006, although the ultimate impact may change depending on the occurrence of future events and levels of equity-based awards in the future.

Quantitative and Qualitative Disclosure about Market Risk

Foreign Currency Exchange Rate Risk

The United States dollar is the functional currency for our consolidated financials. The functional currency of our existing Canadian subsidiary and two Canadian joint ventures is the Canadian dollar. The financial statements of these entities are translated to United States dollars using period-end rates for assets and liabilities, and the weighted-average rate for the period for all expenses and revenues. During the normal course of operating our current business, we are exposed to market risks associated with fluctuations in foreign currency exchange rates, primarily the Canadian dollar and the Euro. To reduce the impact of these risks on our earnings and to increase the predictability of cash flows, we use natural offsets in receipts and disbursements within the applicable currency as the primary means of reducing the risk. When natural offsets are not sufficient, from time to time, we enter into certain derivative contracts to buy and sell foreign currencies. Our foreign currency management policy prohibits speculative trading and allows for hedges to be entered into only when a future foreign currency requirement is identified. These contracts generally have durations of less than one year. We account for derivatives in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires the recognition of all derivatives as either assets or liabilities measured at fair value with changes in fair value of derivatives other than hedges reflected as current-period income (loss) unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity and then recognized in earnings along with the related effects of the hedged items. Any ineffective portion of hedges is reported in earnings as it occurs. As of June 30, 2006 we held hedge contracts that totaled approximately $3.2 million, all of which were ineffective. We recognized a gain of approximately $80,000 during the six months ended June 30 2006.

Interest Rate Risk

Changes in interest rates affect the fair value of our fixed rate debt. The fair value of our Senior Secured Discount Notes at June 30, 2006 was approximately $412.3 million. Based on balances outstanding at June 30, 2006, a 1% increase or decrease in interest rates, assuming similar terms and similar assessment of risk by our lenders, would change the estimated market value, or the estimated price at which the Senior Secured Discount Notes would trade, by approximately $23.2 million and $24.9 million, respectively at June 30, 2006. We do not have cash flow exposure to changing interest rates on our Senior Secured Discount Notes because the interest rate for these securities is fixed.

This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of our financial instruments. The actual impact of changes in market interest rates on Senior Secured Discount Notes may differ significantly from the impact show in this sensitivity analysis.